EXHIBIT 4.20



                 AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE


THIS AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE (this "Amendment"), effective as of August 29, 2002 (the "Effective Date") is entered into by and between ROYCAP INC., a corporation organized under the laws of Ontario, Canada (the "Holder") and TRINITY MEDICAL GROUP USA, INC., a Florida corporation (the "Maker"), with respect to the following facts.

                                    RECITALS

         A. The Holder and the Maker entered into the Convertible Promissory Note (the "Agreement") dated as of June 29, 2001, which had an original Maturity Date of June 29, 2002 and had an outstanding principal balance of $300,000 USD as of June 29, 2002 and as of the Effective Date.

         B. The Holder and the Maker entered into Amendment No. 1 to Convertible Promissory Note dated as of July 11, 2002, which provided for an extension of the original Maturity Date to July 21, 2002.

         C. The parties now desire to amend the Agreement on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:


                                   ARTICLE 1
                           EXTENSION OF MATURITY DATE

         1.1 Section 2 of the Agreement shall be restated in its entirety to read as follows:

                  2. Payment of Principal. At the Maturity Date, the outstanding principal amount of this Note plus all accrued and unpaid interest herein shall be due and payable in cash or, at the option of the Holder, converted into the Maker's Common Stock at the conversion price per share of Common Stock set forth in Section 7 hereof. Upon the conversion of this Note as provided in Section 7(a) hereof, the outstanding principal amount of this Note, together with accrued interest hereon, shall be deemed to be the consideration for the Holder's interest in the Common Stock on the Maturity Date. For purposes of this Note, the term "Maturity Date" shall mean the earlier of (i) February 28, 2003; or (ii) the date on which the Note becomes immediately due and payable pursuant to Section 6 hereof.


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                                    ARTICLE 2
                     ADDITIONAL CONVERTIBLE PROMISSORY NOTE

         For value received, the undersigned, TRINITY MEDICAL GROUP USA, INC., a Florida corporation (the "Maker"), hereby unconditionally promises to pay to the order of ROYCAP INC., a corporation organized under the laws of Ontario, Canada (the "Holder"), at such place as the Holder may designate, the principal sum of FIFTY THOUSAND DOLLARS ($50,000 USD) on the Maturity Date (as such term is hereinafter defined), and to pay interest on the unpaid principal amount of this Note, commencing from the date hereof, before and after the Maturity Date and after any judgment until paid in full, at the rate of eight percent (8%) per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) until paid in full, in accordance with this Note. All payments hereunder shall be in lawful money of the United States and in immediately available funds.

         Payment of Principal. At the Maturity Date, the outstanding principal amount of this Note plus all accrued and unpaid interest herein shall be due and payable in cash or, at the option of the Holder, converted into the Maker's Common Stock at the conversion price per share of Common Stock set forth in
Section 7 of the Agreement. Upon the conversion of this Note as provided in
Section 7(a) of the Agreement, the outstanding principal amount of this Note, together with accrued interest hereon, shall be deemed to be the consideration for the Holder's interest in the Common Stock on the Maturity Date. For purposes of this Note, the term "Maturity Date" shall mean the earlier of (i) February 28, 2003; or (ii) the date on which the Note becomes immediately due and payable pursuant to Section 6 of the Agreement.

         Interest. Interest on the outstanding principal amount under this Additional Convertible Promissory Note shall accrue, in arrears, at the rate set forth herein, commencing from the date hereof and continuing until the earlier of (i) the conversion of this Note in accordance with Section 7 of the Agreement and (ii) the payment in full of the outstanding principal amount of this Additional Convertible Promissory Note. Accrued interest shall be due and payable on February 28, 2003 in cash or, at the option of the Maker, converted into shares of the Maker's common stock, par value $.001 per share (the "Common Stock") at the conversion price set forth in Section 7 of the Agreement.

         All other terms and conditions provided for in the Agreement, apply to this Additional Convertible Promissory Note except for as explicitly excluded or amended herein.


                                    ARTICLE 3
                                   COLLATERAL

         Both the Promissory Note dated June 29, 2001 and the Additional Convertible Promissory Note referenced herein, shall be collateralized and secured by ONE MILLION AND TWO HUNDRED THOUSAND (1,200,000) shares of restricted common stock of The Immune Response Corporation, which his held and fully owned by the Maker.




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


                                    ARTICLE 4
                                EVENTS OF DEFAULT

         Section 5 of the Agreement shall apply to the Additional Convertible Promissory Note referenced in Article 2 above. In addition, both the Promissory Note dated June 29, 2001 and the Additional Convertible Promissory Note referenced herein, shall be declared immediately in default if at any time during the term of the Notes the closing price of The Immune Response Corporation's common stock is below $.30 for five (5) consecutive trading days.


                                    ARTICLE 5
                                    WARRANTS

Section 3 of the Agreement shall be supplemented as follows:

         On the date of conversion of the remaining principal balance ($300,000) of the Promissory Note dated June 29, 2001 and the Additional Convertible Promissory Note referenced herein, the Maker shall have issued to the Holder a warrant, substantially in the form attached as Attachment A to the Agreement (the "Warrant") to purchase such number of shares of the Maker's Common Stock equal to aggregate number of shares of Common Stock issued upon conversion of the outstanding Notes. The Warrant shall have an exercise price equal to $.10 per share of the Maker's Common Stock and shall have a term of five (5) years from its date of issuance.

         Additionally, the Maker immediately grants to the Holder a Transaction Warrant to purchase ONE MILLION (1,000,000) shares of the Maker's Common Stock. The Transaction Warrant shall have an exercise price equal to $.10 per share of the Maker's Common Stock and shall have a term of five (5) years from the Effective Date.


                                    ARTICLE 6
                 REGISTRATION OF CONVERSION SHARES AND WARRANTS

         The Maker is required to file a registration statement covering the estimated number of shares upon conversion of the Promissory Note dated June 29, 2001 (including any shortfall shares), the Additional Convertible Promissory Note referenced herein and the related Warrant shares and Transaction Warrant shares as soon as possible, but in any event not later than 45 days following the Effective Date.



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

                                    ARTICLE 7
                                  MISCELLANEOUS

         7.1 All terms used, but not defined, in this Amendment shall have the respective meanings set forth in the Agreement.

         7.2 This Amendment shall be effective for all purposes as of the Effective Date. Except as otherwise expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

         7.3 This Amendment shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

         7.4 This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

         7.5 In the event of default as defined in Section 5 of the Agreement or
Article 4 herein, The Maker will deliver the collateral to the Holder with all the necessary powers of attorney or other such documentation as required to transfer the collateral to the holder. In the event of default, the Holder may convert the Promissory Note dated June 29, 2001 and the Additional Convertible Promissory Note into the collateral shares. The value of the collateral shares will be valued using 80% of the average closing price for the three days preceding the conversion date(s). Any residual shares after the notes have been paid off including interest and penalties, if any, will be promptly returned to the Maker. In the event that the collateral is not sufficient to pay down the notes the Maker will be liable for any balances outstanding.

         7.6 Holder hereby agrees to accept the collateral as specified in
Article 3 herein and to pursue no other legal remedies or actions against the Maker.



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

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment effective as of the Effective Date.

                                      ROYCAP INC.

                                      By /S/ Stephen Rider
                                         -------------------------------------
                                         Stephen Rider
                                         Chief Executive Officer and President


                                      TRINITY MEDICAL GROUP USA, INC.


                                      By /S/ Gary E. Wilson
                                         -------------------------------------
                                         Gary E. Wilson
                                         Chief Financial Officer


                                      By /S/ James S. Namnath
                                         -------------------------------------
                                         James S. Namnath
                                         Chief Executive Officer




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